EXHIBIT 13.5

Unaudited Financial Statements of Bingo.com, Inc. for quarter ended September 30, 2004

PART I - FINANCIAL INFORMATION

ITEM 1.                      Financial Statements.

BINGO.COM, INC.

Consolidated Balance Sheets

	September 30, 2004	December 31, 2003
	(Unaudited)	(Audited)
Assets
Current assets:
Cash	$55,993	$34,046
Accounts receivable, less allowance for doubtful accounts of $nil (2003 - $nil)	43,975	67,574
Inventory	1,127	663
Prepaid expenses	22,911	14,229
Deferred tax asset, less valuation allowance of $3,104,499 (2003 - $2,905,525)	-	-
Total Current Assets	124,006	116,512

Equipment, net	42,417	45,247

Other assets	7,523	10,797

Domain name rights and intangible assets	1,297,202	1,304,617

Total Assets	$1,471,148	$1,477,173

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable	$464,979	$617,903
Accounts payable - related party (Note 8)	157,342	192,068
Accrued liabilities	50,201	86,777
Accrued liabilities - related party (Note 8)	7,342	372,397
Unearned revenue	76,163	24,511
Loan payable - related party (Note 8)	162,309	190,858
Total Current Liabilities	918,336	1,484,514

Debenture payable (Note 3)	-	1,395,000
Less warrants - debenture discount	-	(259,823)
Net Debenture Payable	-	1,135,177

Total Liabilities	918,336	2,619,691

Commitments and contingencies (Note 7)

Stockholders' equity (deficit) (Note 4):
Common stock, $0.001 par value, authorized 50,000,000 shares; issued and outstanding 24,249,086 shares (December 31, 2003 - 11,104,608 shares)	24,249	11,105
Additional paid-in capital	10,048,949	8,231,531
Accumulated deficit	(9,544,966)	(9,409,734)
Accumulated other comprehensive income: Foreign currency translation adjustment	24,580	24,580
Total Stockholders' Equity (Deficit)	552,812	(1,142,518)

Total Liabilities and Stockholders' Equity (Deficit)	$1,471,148	$1,477,173

 See accompanying notes to consolidated financial statements.

BINGO.COM, INC.

Consolidated Statements of Operations

For the periods ended September 30, 2004 and 2003

(Unaudited)

	Nine Months ended September 30, 2004	Nine Months ended September 30, 2003	Three Months ended September 30, 2004	Three Months ended September 30, 2003

Revenue	$768,699	$615,175	$274,758	$236,758

Cost of revenue	164,701	152,683	64,291	53,697

Gross profit	603,998	462,492	210,467	183,061

Operating expenses:
Depreciation and amortization	19,429	22,918	6,754	7,499
General and administrative	407,874	381,391	135,988	126,117
Sales and marketing	30,913	22,371	13,780	3,766
Total operating expenses	458,216	426,680	156,522	137,382

Income before other income (expense)	145,782	35,812	53,945	45,679

Other income (expense):
Foreign exchange losses	(9,537)	(43,558)	(14,634)	(2,181)
Gain on settlement of debt	38,518	51,228	7,551	1,750
Loss on disposal of equipment	-	(38,397)	-	-
Interest expense	(54,710)	(130,076)	(756)	(43,429)
Interest expense - warrant - debenture discount	(259,823)	(84,684)	(10,211)	(28,228)
Interest income	27	279	9	27
Other income	4,511	-	4,511	-

Net income (loss) before income taxes	(135,232)	(209,396)	40,415	(26,382)

Income tax expense	-	-	-	-

Net income (loss)	$(135,232)	$(209,396)	$40,415	$(26,382)

Net income (loss) per common share, basic and diluted	$(0.01)	$(0.02)	$0.00	$(0.00)

Weighted average common shares outstanding, basic and diluted	18,813,622	11,104,608	24,266,546	11,104,608

See accompanying notes to consolidated financial statements.

BINGO.COM, INC.

Consolidated Statements of Stockholders' Equity (Deficit)

For the period ended September 30, 2004

(Unaudited)

	Common stock				Accumulated Other Comprehensive income
	Shares	Amount	Additional paid-in capital	Accumulated Deficit	Foreign currency translation adjustment	Total Stockholders' Equity (Deficit)
Balance, December 31, 2003	11,104,608	$ 11,105	$ 8,231,531	$ (9,409,734)	$ 24,580	$ (1,142,518)

Conversion of Debenture "A" and Accrued interest	12,003,334	12,003	1,638,664	-	-	1,650,667

Conversion of Debenture "B" and Accrued interest	1,141,144	1,141	178,754	-	-	179,895

Net loss	-	-	-	(135,232)	-	(135,232)
Balance, September 30, 2004	24,249,086	$ 24,249	$ 10,048,949	$ (9,544,966)	$ 24,580	$ 552,812

 See accompanying notes to consolidated financial statements.

BINGO.COM, INC.

Consolidated Statements of Cash Flows

For the nine months ended September 30, 2004 and 2003

(Unaudited)

		2004		2003
Cash flows from operating activities:
Net loss		$(135,232)		$(209,396)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization		19,429		22,918
Gain on settlement of debt		(38,518)		(51,228)
Amortization of warrants - debenture discount		259,823		84,685
Loss on disposal of equipment		-		38,397
Changes in operating assets and liabilities:
Accounts receivable		23,599		(39,697)
Prepaid expenses		(8,682)		(6,201)
Inventory		(464)		1,916
Other assets		3,274		18,135
Accounts payable and accrued liabilities		(70,201)		150,393
Unearned revenue		51,652		25,351
Net cash provided by operating activities		104,680		35,273

Cash flows from investing activities:
Acquisition of equipment		(9,184)		(7,109)
Acquisition of intangible asset - email list		(45,000)		-
Net cash used in investing activities		(54,184)		(7,109)

Cash flows from financing activities:
Capital lease repayments		-		(25,462)
(Payments to) Proceeds from loans and notes payable		(28,549)		24,747
Net cash used in financing activities		(28,549)		(715)

Net increase in cash		21,947		27,449

Cash, beginning of period		34,046		14,682
Cash, end of period		$55,993		$42,131

Supplementary information:
Interest paid		$1,966		$4,869
Income taxes paid	$	‑	$	‑

Non cash transactions
Conversion of Debenture "A" and accrued interest into common shares		$1,650,667		$-
Conversion of Debenture "B" and accrued interest into common shares		$179,895		$-

See accompanying notes to consolidated financial statements.

BINGO.COM, INC.

Notes to Consolidated Financial Statements

Three and nine months ended September 30, 2004 and 2003

(Unaudited)

1.        Basis of Presentation:

The accompanying unaudited financial statements have been prepared by Bingo.com, Inc. (the "Company") in conformity with accounting principles generally accepted in the United States of America applicable to interim financial information and with the rules and regulations of the United States Securities and Exchange Commission for form 10-QSB.  Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed, or omitted, pursuant to such rules and regulations.  In the opinion of management, the unaudited interim financial statements include all adjustments necessary for the fair presentation of the results of the interim periods presented.  All adjustments are of a normal recurring nature, except as otherwise noted below.  These financial statements should be read in conjunction with Bingo.com, Inc.'s audited consolidated financial statements and related notes for the year ended December 31, 2003, included in the Company's Annual Report on Form 10-K, filed March 26, 2004, with the United States Securities and Exchange Commission.  The results of operations for the interim periods are not necessarily indicative of the results of operations for any other interim period or for a full fiscal year.

Certain comparative figures have been reclassified to conform to the presentation adopted in the current period.

2.        Going Concern:

These unaudited interim consolidated financial statements have been prepared on the going concern basis, which presumes the realization of assets and the settlement of liabilities and commitments in the normal course of operations.  The application of the going concern basis is dependent upon the Company achieving profitable operations to generate sufficient cash flows to fund continued operations, or, in the absence of adequate cash flows from operations, by obtaining additional equity or financing.

The Company has reported losses in the last three fiscal years, and has an accumulated deficit of $9,544,966 at September 30, 2004.  Management continues to review operations in order to identify strategies designed to generate additional cash flow, improve the Company's financial position, and enable the timely discharge of the Company's obligations. These include looking for new revenue streams and implementation of efficiencies in operations to reduce the overall operating costs. The Company is constantly looking for new sources of revenue that will help fund our business.

BINGO.COM, INC.

Notes to Consolidated Financial Statements

Three and nine months ended September 30, 2004 and 2003

(Unaudited)

3.      Debentures Payable:

Debenture "A"

On April 16, 2001, the Company received a loan and issued a secured convertible Debenture "A" for $1,250,000. Bingo, Inc. has subsequently acquired Debenture "A" in its entirety. A current director and officer of the Company, is the potential beneficiary of various discretionary trusts that hold approximately 80% of the shares of Bingo, Inc.

On April 16, 2004, the holders of Debenture "A" elected to convert the principal into 10,000,000 shares of the Company at a rate of $0.125 per share. In addition, Bingo, Inc. elected on April 16, 2004, to convert the accrued interest of $400,667 (December 31, 2003, $356,694) on Debenture "A" into 2,003,334 shares of the Company at a rate of $0.20 per share. These conversions were in accordance with the amended Debenture "A" agreement.

The common stock issued upon conversion of the Debenture "A" is subject to certain resale restrictions, as defined in Rule 144 of the Securities and Exchange Act of 1933 (the "Exchange Act").

The lenders of Debenture "A" received a total of 12,000,000 common stock purchase warrants, with an exercise price of $0.25 per share, of which 7,200,000 warrants were surrendered for cancellation by the debenture holder during the year ended December 31, 2002, in exchange for unused advertising inventory on the bingo.com website. The remaining 4,800,000 warrants expired unexercised.

The Company accounted for the value of the warrants upon issuance of the Debenture "A" in accordance with APB Opinion No. 14 "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants". Using the Black-Scholes option pricing model, the warrants have an estimated value of $898,394, using the following assumptions: no annual dividend, volatility of 137%, risk-free interest rate of 5.17% and a term of three years. Due to the illiquidity of the Company's shares, a block discount of 40% ($359,357) was applied to this value providing a warrant debenture discount of $539,036, which is amortized to interest expense over five years.

The total effect of the issuance of the warrants relating to Debenture "A" was to increase interest expense by $31,743 for the nine months ended September 30, 2004. (September 30, 2003 - $80,855). At April 16, 2004, the warrant debenture discount of $215,315 remained unamortized. The Company immediately expensed this unamortized warrant debenture discount as interest expense - warrant - debenture discount.

Debenture "B"

On July 2, 2002, the Company issued a convertible debenture for $145,000 of which $50,000 was received from Bingo, Inc. A current director and officer of the Company, is the potential beneficiary of various discretionary trusts that hold approximately 80% of the shares of Bingo, Inc.

On July 2, 2004, the holders of Debenture "B" elected to convert the principal into 966,667 shares of the Company at a rate of $0.15 per share. In addition, the holders of Debenture "B" elected on July 2, 2004, to convert the accrued interest of $34,895 (December 31, 2003, $26,124) on Debenture "B" into 174,477 shares of the Company at a rate of $0.20 per share. These conversions were in accordance with the amended Debenture "B" agreement.

BINGO.COM, INC.

Notes to Consolidated Financial Statements

Three and nine months ended September 30, 2004 and 2003

(Unaudited)

3.       Debentures Payable (continued):

The common stock issued upon conversion of the Debenture "B" is subject to certain resale restrictions, as defined in Rule 144 of the Securities and Exchange Act of 1933 (the "Exchange Act").

The holders of the Debenture "B" received a total of 580,000 common stock purchase warrants with an exercise price of $0.25 per share. The common stock purchase warrants issued in connection with the Debenture "B" are exercisable for a period of three years from the date of Debenture "B". Using the Black-Scholes model, the warrants have an estimated value of $34,038, using the following assumptions: no annual dividend, volatility of 161%, risk-free interest rate of 1.72% and a term of three years. Due to the illiquidity of the Company's shares, a block discount of 40% ($13,615) was applied to this value providing a warrant debenture discount of $20,423. The estimated discounted value of the warrants will be amortized to interest expense over four years. The total effect of the issuance of the warrants relating to Debenture "B" was to increase interest expense by $2,582 for the nine months ended September 30, 2004. (September 30, 2003 - $3,833). At July 2, 2004, the warrant debenture discount of $10,183 remained unamortized. The Company immediately expensed this unamortized warrant debenture discount as interest expense - warrant - debenture discount.

4.      Stockholder's Equity (Deficit):

During the quarter ended March 31, 2004, the Company granted options to purchase a total of 600,000 shares of the Company's common stock at an exercise price of $0.10 per share to employees of the Company.  The options vest as to 10% at the grant date, 15% after one year, and 2% per month thereafter.  The options were granted under the terms of the Company's 2001 Stock Option Plan.  The market price for the Company's common stock on the grant date was $0.08.

During the quarter ended June 30, 2004, the Company granted options to purchase a total of 300,000 shares of the Company's common stock at an exercise price of $0.10 per share to the directors of the Company.  The options vest immediately.  The options were granted under the terms of the Company's 1999 Stock Option Plan.  The market price for the Company's common stock on the grant date was $0.085.

During the quarter ended September 30, 2004, the Company granted options to purchase a total of 600,000 shares of the Company's common stock at an exercise price of $0.15 per share to the directors of the Company.  The options vest immediately.  The options were granted under the terms of the Company's 1999 Stock Option Plan.  The market price for the Company's common stock on the grant date was $0.15. The Company granted options to purchase a total of 1,200,000 shares of the Company's common stock at an exercise price of $0.10 per share to the employees of the Company, of which 1,100,000 were issued under the terms of the Company's 2001 Stock Option Plan and 100,000 under the terms of the Company's 1999 Stock Option Plan. These options vest 10% at grant date, 15% after one year and 2% per month there after. The market price for the Company's common stock on the grant date was $0.09. In addition, 250,000 options to purchase shares of the Company's common stock at an exercise price of $0.15 per share were granted to officers of the Company. These options were granted under the terms of the Company's 2001 Stock Option Plan. These options vest 10% at grant date, 15% after one year and 2% per month thereafter. The market price for the Company's common stock on the grant date was $0.15.

BINGO.COM, INC.

Notes to Consolidated Financial Statements

Three and nine months ended September 30, 2004 and 2003

(Unaudited)

4.        Stockholder's Equity (Deficit): (Continued)

We have adopted the disclosure requirements of SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" ("SFAS 148") effective December 2002. SFAS 148 amends FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation and also amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the methods of accounting for stock-based employee compensation and the effect of the method used on reported results.

As permitted by SFAS 148 and SFAS 123, we continue to apply the accounting provisions of Accounting Principles Board ("APB") Opinion Number 25, "Accounting for Stock Issued to Employees", and related interpretations, with regard to the measurement of compensation cost for options granted under the Company's Stock Option Plans. No employee compensation expense has been recorded as all options granted had an exercise price greater than the market value of the underlying common stock on the date of grant. Had expense been recognized using the fair value method described in SFAS 123, using the Black-Scholes option-pricing model, we would have reported the following results of operations:

	Nine Months ended September 30,		Three Months ended September 30,
	2004	2003	2004	2003
Net income (loss) for the period	$(135,232)	$(209,396)	$40,415	$(26,382)
Deduct : Total stock based employee expense	(168,075)	(5,771)	(127,483)	-
Net loss for the period - pro forma	$(303,307)	$(215,167)	$(87,068)	$(26,382)
Basic loss per share - as reported	$(0.01)	$(0.02)	$0.00	$(0.00)
Basic loss per share - pro forma	$(0.02)	$(0.02)	$(0.00)	$(0.00)
Weighted average fair value of options granted during period	$0.18	$0.02	$0.74	$0.00

The fair value of each option grant has been estimated on the date of the grant using the Black-Scholes option-pricing model with the following assumptions:

	Nine months ended September 30,		Three months ended September 30,
	2004	2003	2004	2003
Expected dividend yield	-	-	-	-
Expected stock price volatility	146 -175%	158 - 174%	146 - 149%	-
Risk-free interest rate	0.99 -1.80%	1.21 - 1.28%	1,52 - 1.80%	-
Expected life of options	5 years	5 years	5 years	-
Block Discount Applied	40%	40%	40%	-

This block discount applied is due to the illiquidity of shares.

BINGO.COM, INC.

Notes to Consolidated Financial Statements

Three and nine months ended September 30, 2004 and 2003

(Unaudited)

5.      Foreign Currency Translations:

The consolidated financial statements are presented in United States dollars, the functional currency of the Company. The Company accounts for foreign currency transactions and translation of foreign currency financial statements under Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation" ("SFAS 52"). Transaction amounts denominated in foreign currencies are translated at exchange rates prevailing at the transaction dates. Carrying values of monetary assets and liabilities are adjusted at each balance sheet date to reflect the exchange rate at that date. Nonmonetary assets and liabilities are translated at the exchange rate on the original transaction date. Revenues and expenses are translated at the rates of exchange prevailing on the dates such items are recognized in earnings.

During the fourth quarter of 2003, the Company determined that its subsidiaries' functional currency was changed from the local currency to the reporting currency of the Company. Therefore, gains and losses from the change of foreign currency monetary and non-monetary assets and liabilities are included in income, whereas previously these were recorded as a translation adjustment.

	Nine months ended September 30, 2003	Three months ended September 30, 2003

Net loss for the period	$(209,396)	$(26,382)

Add : Cumulative translation adjustment - as report in Q3, 2003	49,236	6,228

Net loss for the period as reported in Q3 2003	$(160,160)	$(20,154)

Basic loss per share - as reported	$(0.02)	$(0.00)
Basic loss per share - as reported in Q3 2003	$(0.01)	$(0.00)

 6.    Business Combinations:

On September 30, 2004, the Company incorporated a subsidiary in Anguilla, British West Indies - Bingo.com, Ltd. with a share capital of $2,000.

7.       Commitments and Contingencies:

On October 17, 2003, the Company settled a legal dispute with Mr. Roger Ach and the Lottery Channel, Inc. In exchange for some cross promotion and the monthly use of their email list for a period of 5 years, the Company agreed to pay Mr. Ach the sum of $49,436.  The amount is being repaid at a rate of $5,000 per month commencing on January 1, 2004.

The Company may from time to time, become subject to claims and litigation generally associated with any business venture. Should the Company be unable to successfully negotiate a settlement with its outstanding payables an unrecorded liability will be incurred.

BINGO.COM, INC.

Notes to Consolidated Financial Statements

Three and nine months ended September 30, 2004 and 2003

(Unaudited)

8.            Related Party Transactions:

For the period ending September 30, 2004, the Company has loans outstanding for $116,835 (December 31, 2003 - $147,458) from a current director and officer of the Company. These loans have no fixed repayment terms and are non-interest bearing.

For the period ending September 30, 2004, the Company has an outstanding loan for $45,474 (December 31, 2003 - $43,400) from a company owned by a current director and officer of the Company. Interest accrues on the outstanding amount at the rate of 7% per annum and is included in the balance of the loan. As at September 30, 2004, the accrued interest was $5,999 (December 31, 2003 - $3,924)

In addition the Company has a liability of $163,424 (December 31, 2003 - $194,940), to a company owned by a current director and officer of the Company for payment of services rendered and expenses incurred by the current director and officer of the Company.

A current director and officer of the Company, is the potential beneficiary of various discretionary trusts that hold approximately 80% of the shares of Bingo Inc. In addition, the Company pays domain name purchase payments for the exclusive right to use of the domain name bingo.com to Bingo, Inc. These payments are based on 4% of the preceding month's gross revenue as defined in the amended agreement. During the nine months ended September 30, 2004, the Company made payments totaling $30,746 (September 30, 2003 - $24,607). As at September 30, 2004, the Company has a liability relating to these payments of $1,260 (December 31. 2003, - $3,823)

The Company has accrued interest payable to Bingo, Inc. of $0 (December 31, 2003 - $356,694) on Debenture "A" and $0 (December 31, 2003 - $9,008) on Debenture "B". The Company incurred interest expense payable to Bingo, Inc. during the nine months ended September 30, 2004, of $43,973 (Nine months ended September 30, 2003 -  $99,863) on Debenture "A". In addition, the Company incurred interest expense payable to Bingo, Inc. during the nine months ended September 30, 2004, of $3,025 (Nine months ended September 30, 2003 - $4,488) on Debenture "B".

As discussed in Note 3, the accrued interest on Debenture "B" was converted to common stock of the Company during the quarter ended September 30, 2004.

In addition, Bingo, Inc. was issued a total of 4,800,000 common stock purchase warrants in connection with the Debenture "A" and 200,000 common stock purchase warrants in connection with the Debenture "B".  These warrants are exercisable at a price of $0.25 per share for a period of three years from the dates of issuance of each of the Debenture "A" and Debenture "B", as discussed in Note 3.  During the second quarter ended June 30, 2004, 4,800,000 common stock purchase warrants "A" expired and were not exercised.

BINGO.COM, INC.

Notes to Consolidated Financial Statements

Three and nine months ended September 30, 2004 and 2003

(Unaudited)

9.    Segment Information:

The Company operates in one reportable business segment, the business of providing games and entertainment based on the game of bingo through its internet portal, bingo.com, supported mainly by selling advertising on the website.  The revenue for the last three years has been derived primarily from the advertising business in the United States of America.

Concentrations

            Major customers

The Company has concentrations with respect to the volume of business conducted with several major customers.  For the period ended September 30, 2004, the Company made sales of $81,000 to one customer, which was in excess of 10% of total sales. For the period ended September 30, 2003, the Company made sales of $74,000, to one customer, which was in excess of 10% of total sales.

These customers to whom sales represent more than 10% of the total sales represent multiple advertising customers who advertise on the Company's website.

            Credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable.  The Company places its cash with high quality financial institutions and limits the amount of credit exposure with any one institution.  The Company has concentrations of credit risk with respect to accounts receivable, as large amounts of its accounts receivable are concentrated geographically in the United States and the United Kingdom amongst a small number of customers.  As of September 30, 2004, three customers totaling $12,400, $9,392 and $5,000, accounted for total accounts receivable greater than 10%.  At December 31, 2003, two customers totaling $37,747, and $10,572, accounted for total accounts receivable greater than 10%.  The Company controls credit risk through monitoring procedures and receiving prepayments.

The Company performs credit evaluations of its customers but generally does not require collateral to support accounts receivable.

            Equipment

At the end of September 30, 2004 and December 31, 2003, the majority of the Company's equipment was located in Canada.

10.       Subsequent Event:

The Board of Directors of the Company decided to merge the wholly owned subsidiary Bingo.com, Ltd., which is incorporated under the International Business Companies Act of Anguilla, British West Indies, with Bingo.com, Inc.  Bingo.com, Ltd. will be the surviving corporation following the merger. Subsequent to the period ended September 30, 2004, the Company filed a form S-4 with the Securities Exchange Commission requesting approval of the Securities Exchange Commission for the merger to take place.